Exhibit 99.1

News Release Linda McNeill Investor Relations (713) 267-7622
FOR IMMEDIATE RELEASE

Bristow Group Reports Financial Results for its 2016 Fiscal Third Quarter and Nine Months Ended December 31, 2015

HOUSTON, February 8, 2016 – Bristow Group Inc. (NYSE: BRS) today reported the following results for the quarter ended December 31, 2015:

•	Operating revenue of $395.2 million

•	Net income of $3.2 million (GAAP) and $23.5 million (adjusted)

•	Diluted earnings per share of $0.09 (GAAP) and $0.67 (adjusted)

•	Adjusted EBITDAR of $116.9 million; margin of 29.6%
The Company is reaffirming its adjusted earnings per share guidance for the full fiscal year 2016 of $1.80 - $2.40.  GAAP and adjusted results for our 2016 fiscal third quarter were net of charges for bad debt expense of $2.7 million ($2.3 million after-tax and $0.07 per share) and a $1.4 million benefit from changes in foreign currency exchange rates ($1.2 million after-tax and $0.03 per share), which compares to a negative impact from foreign exchange of $15.2 million in the December 2014 quarter ($12.1 million after-tax and $0.34 per share).  Adjusted results for the three months ended December 31, 2015 (Q3 FY16) and 2014 (Q3 FY15) are also presented net of loss on disposal of assets and special items as follows:

($ in thousands except per share amounts)	Operating Revenue	Net Income	Diluted Earnings Per Share	Adjusted EBITDAR
Q3 FY16 As Reported (GAAP)	$395,157	$3,202	$0.09	n/a
Loss on disposal of assets		1,658	0.05
Special items		18,673	0.53
Q3 FY16 As Adjusted (non-GAAP) (1)	n/a	23,533	0.67	116,907

Q3 FY15 As Reported (GAAP)	430,318	(968)	(0.03)	n/a
Loss on disposal of assets		21,033	0.60
Special items		4,654	0.13
Q3 FY15 As Adjusted (non-GAAP) (1)	n/a	24,719	0.70	109,056

Percentage Change Y/Y (GAAP)	(8)%	*	*	n/a
Percentage Change Y/Y (non-GAAP)	n/a	(5)%	(4)%	7%
_________

(1)	See a full reconciliation of non-GAAP financial measurements at the end of this news release.

*	percentage change not meaningful
“Our third quarter results demonstrate the success of our diversified business development and economic restructuring efforts in the face of unprecedented challenges for our oil and gas clients. These initiatives demonstrably improved our third quarter margins while improving our competitive position and financial flexibility,” said Jonathan Baliff, President and Chief Executive Officer of Bristow Group.
“In oil and gas operations, and in light of recent aircraft accidents in Nigeria, Bristow remains committed to achieving Target Zero. We are proud of our culture of safety, but these recent accidents have been humbling and have strengthened our resolve.”
“Also on the operating front, U.K. Search & Rescue (“SAR”) startup is largely complete with nine out of ten bases now operational, strengthening our relationship with the U.K. Government as Bristow delivers a step change in SAR capability for its citizens.”
“The decline in oil prices is likely to further impact our clients’ capital spending in fiscal 2017. As a result, cash generation and financial flexibility will remain our top financial priorities during this downturn. In this challenging environment, the reduction in our dividend combined with previously announced cost reductions, capital expenditure deferrals and $200 million term loan, are intended to provide us with the critical cash and financial flexibility necessary.”
Mr. Baliff continued, “But the financial flexibility we create also allows for a deeper transformation of our business designed to improve safety, expand client relationships, and deliver best-in-class service.”
“We need to position Bristow for select opportunities to serve clients better, in downturns or upturns. Our recent investment is Sky-Futures, a leading global Unmanned Aerial Vehicle (“UAV”) operator, continues Bristow’s historical commitment to new and growing applications in oil and gas while expanding into non-energy markets.”
THIRD QUARTER FY 2016 CONSOLIDATED RESULTS
Operating Revenue
Our operating revenue for the December 2015 quarter was impacted by reduced activity and revenue from our oil and gas clients resulting from the ongoing cyclical downturn driven by low crude oil prices globally. Operating revenue from oil and gas clients declined $81.2 million, or 21.2%, from the same quarter in fiscal year 2015. Despite challenging industry conditions, our diversification results with U.K. SAR and fixed-wing operations partially offset lower oil and gas revenue as follows:

•
Operating revenue from SAR operations increased by $35.7 million, or 301.5%, in the December 2015 quarter as a result of the start-up of the U.K. SAR contract in April 2015, which is reflected in the results of our Europe Caspian Region, and

•
Operating revenue from our fixed-wing operations increased by $10.4 million, or 29.7%, in the December 2015 quarter primarily due to the addition of Airnorth in Australia, which is reflected in the results of our Asia Pacific Region.

Changes in foreign currency exchange rates reduced gross revenue by $14.9 million in the December 2015 quarter, compared with rates in the prior year quarter.
Reported (GAAP) Net Income and Diluted Earnings per Share
Net income and diluted earnings per share increased by $4.2 million and $0.12, respectively, for the December 2015 quarter primarily due to:

•
A benefit from changes in foreign currency exchange rates of $1.2 million in the December 2015 quarter compared with a decrease of $12.1 million in the comparable December 2014 quarter, primarily reflected in a $8.1 million increase in earnings from our investment in Líder in Brazil,

•
A loss of $1.7 million on disposal of assets in the December 2015 quarter compared with a $21.0 million loss in the December 2014 quarter as the prior year quarter included non-cash impairment charges for aircraft of $20.5 million, and

•
A reduction in costs across our global organization in the December 2015 quarter, reflected primarily in decreased general and administrative, salaries and benefits, and maintenance expense driven by cost reduction efforts in the face of the ongoing downturn in the oil and gas industry.

These items were partially offset by

•	The impact of a decrease in operating revenue in the December 2015 quarter primarily resulting from the oil and gas downturn,

•	Charges for bad debt expense of $2.3 million related to clients in our Africa and Asia Pacific regions in the December 2015 quarter,

•	Severance expense of $5.4 million and accelerated depreciation expense of $3.8 million in the December 2015 quarter, and

•	Non-cash valuation allowances on deferred tax assets of $9.5 million recorded in the December 2015 quarter.

Adjusted Results
Adjusted EBITDAR for the December 2015 quarter increased by $7.9 million over the December 2014 quarter primarily due to:

•	Further diversification of our business through the start-up of the U.K. SAR contract and acquisition of Airnorth fixed-wing operations,

•	Global cost reduction efforts, and

•
A benefit from changes in foreign currency exchange rates of $1.4 million in the December 2015 quarter compared with a decrease of $15.7 million in the December 2014 quarter, primarily reflected in our earnings pickup in Brazil in both periods.

These items were partially offset by the operating revenue decrease for our oil and gas operations falling to the bottom line and $2.7 million in bad debt expense as discussed above.
Despite the improvement in adjusted EBITDAR, adjusted net income and diluted earnings per share decreased by $1.2 million and $0.03, respectively, from the December 2014 quarter as rent, interest and income tax costs increased year-over-year. Changes in foreign currency exchange rates increased adjusted net income by $1.2 million ($0.03 per diluted share) in the December 2015 quarter compared with a decrease of $12.1 million ($0.34 per diluted share) in the December 2014 quarter, primarily reflected in our equity earnings pickup in Brazil in both quarters.
Adjusted EBITDAR excludes losses on disposal of assets and special items, including severance expense recorded in the December 2015 quarter. Adjusted net income and adjusted diluted earnings per share for the December 2015 quarter excludes those same items as well as the accelerated depreciation expense and the valuation allowance on deferred tax assets. See a description of these special items and the special items impacting the December 2014 quarter later in this document.
THIRD QUARTER FY 2016 REGION RESULTS
Europe Caspian Region
Operating revenue for the December 2015 quarter reflects the impact from the downturn in the oil and gas industry, which has resulted in decreased activity levels with our oil and gas clients. Additionally, a substantial portion of our revenue in the Europe Caspian region is contracted in British pounds and Norwegian kroner, both of which weakened significantly against the U.S. dollar since the December 2014 quarter. Foreign currency exchange rate changes resulted in an $8.7 million reduction in revenue for our Europe Caspian region year-over-year. Partially offsetting the year-over-year decrease in operating revenue was the startup of two U.K. SAR bases in April 2015, one base in July 2015, one base in August 2015 and one base in October 2015, which contributed $35.7 million in additional operating revenue, and the addition of a new oil and gas contract that commenced in late fiscal year 2015 and contributed $13.7 million in operating revenue in the December 2015 quarter.
Operating income and operating margin were impacted by the decline in revenue, partially offset by a decline in fuel expense of $4.1 million and maintenance expense of $1.3 million as part of cost reduction initiatives. Additionally, we added two leased aircraft in our Europe Caspian region over the prior year quarter, primarily in support of the U.K. SAR contract, which resulted in a $3.2 million increase in rent expense. The increase in rent expense was the primary driver of the $1.6 million year-over-year decrease in operating income and operating margin decrease to 14.0% in the December 2015 quarter from 14.6% in the December 2014 quarter.
Adjusted EBITDAR increased in the December 2015 quarter and includes the positive impact from changes in foreign currency exchange rates of $1.0 million compared to the prior year quarter. Given the impact on revenue in addition to adjusted EBITDAR, the changes in foreign currency exchange rates had minimal impact on adjusted EBITDAR margin. Adjusted EBITDAR margin improved year-over-year with the start-up of U.K. SAR bases and cost reduction activities, partially offset by the impact from the downturn in the oil and gas industry.
Africa Region
Operating revenue for the Africa region decreased due to an overall reduction in activity compared to the prior year quarter. Activity declined with some customers and certain contracts ended, reducing revenue by $27.0 million, which was partially offset by a $2.5 million increase in activity from other contracts.

Operating income decreased by $22.0 million compared to the prior year quarter, with a decrease in operating margin from 30.6% to 7.1% year-over-year. This decrease resulted from the decrease in activity, bad debt expense of $1.7 million during the December 2015 quarter and an increase in depreciation and amortization expense of $5.0 million resulting from management’s decision to exit certain aircraft model types from our fleet sooner than originally anticipated.
Adjusted EBITDAR and adjusted EBITDAR margin declined primarily due to the decrease in activity and bad debt expense of $1.7 million in the December 2015 quarter which was only partially offset by a decrease in direct costs of $7.9 million, including salaries and benefits expense, maintenance expense and training costs.
Americas Region
Operating revenue for the Americas region decreased in the December 2015 quarter primarily due to a decline in the number of small and medium aircraft on contract and reduction in flight hours for large aircraft in the U.S. Gulf of Mexico, which reduced operating revenue by $15.9 million, and a decrease of $1.7 million from Brazil due to fewer aircraft leased to Líder.
Operating income, operating margin, adjusted EBITDAR and adjusted EBITDAR margin were positively impacted by an increase of $9.4 million in earnings from our investment in Líder in Brazil compared to the prior year quarter. Earnings from our investment in Líder increased by $1.0 million and reduced by $7.7 million in the December 2015 and 2014 quarters, respectively, as a result of foreign currency exchange rate changes. Excluding this impact, our adjusted EBITDAR for the Americas region would have been $35.0 million (48.5% margin) and $40.9 million (46.4% margin), respectively, in the December 2015 and 2014 quarters. Results for our Americas Region also benefited from a reduction in direct costs and general and administrative expenses of $12.2 million primarily from a decrease in maintenance expense, salaries and benefits, fuel, lease and freight costs.
Asia Pacific Region
In January 2015, Bristow Australia acquired an 85% interest in Airnorth and in November 2015, purchased the remaining 15% of the outstanding shares of Airnorth which contributed $17.9 million in operating revenue and $5.2 million in adjusted EBITDAR for the December 2015 quarter. Operating revenue also increased by $8.5 million from new contracts in Australia, including the INPEX contract which started in the June 2014 quarter, offset by $10.5 million less revenue due to the ending of short-term contracts in Australia. A substantial portion of our operations in the Asia Pacific region are contracted in the Australian dollar, which weakened significantly against the U.S. dollar compared to the same quarter a year ago. Foreign currency exchange rate changes resulted in a reduction in revenue for our Asia Pacific region of $4.4 million year-over-year.
Operating income, operating margin and adjusted EBITDAR increased primarily as a result of the acquisition of Airnorth, partially offset by bad debt expense of $1.0 million recorded during the December 2015 quarter. Adjusted EBITDAR and adjusted EBITDAR margin were positively impacted by changes in foreign currency exchange rates, which increased adjusted EBITDAR by $4.9 million compared to the prior year quarter. Excluding the impact of the foreign currency rate changes, adjusted EBITDAR margin would have been 21.6% and 26.8%, respectively, in the December 2015 and 2014 quarters.

NINE MONTHS FY 2016 RESULTS

($ in thousands except per share amounts)	Operating Revenue	Net Income	Diluted Earnings Per Share	Adjusted EBITDAR
YTD FY16 As Reported (GAAP)	$1,254,279	$(47,187)	$(1.40)	n/a
Loss on disposal of assets		18,369	0.52
Special items		76,014	2.20
YTD FY16 As Adjusted (non-GAAP) (1)	n/a	47,196	1.34	330,718

YTD FY15 As Reported (GAAP)	1,308,111	69,223	1.94	n/a
Loss on disposal of assets		20,441	0.57
Special items		12,495	0.35
YTD FY15 As Adjusted (non-GAAP) (1)	n/a	102,159	2.87	347,494

Percentage Change Y/Y (GAAP)	(4)%	(168)%	(172)%	n/a
Percentage Change Y/Y (non-GAAP)	n/a	(54)%	(53)%	(5)%
_________

(1)	See a full reconciliation of non-GAAP financial measurements at the end of this news release.

Operating revenue for the nine months ended December 31, 2015 decreased 4.1% primarily due to:

•
Reduced activity and revenue from our oil and gas clients resulting from the ongoing downturn driven by low crude oil prices globally, which reduced operating revenue by $172.1 million, or 14.9%, partially offset by

•
An increase in operating revenue from U.K. SAR operations of $77.2 million, or 203.7%, resulting from the start-up of the contract in April 2015, which is reflected in the results of our Europe Caspian Region, and

•
An increase in operating revenue from fixed-wing operations of $41.0 million, or 35.9%, primarily from the addition of Airnorth in Australia, which is reflected in the results of our Asia Pacific Region.

Changes in foreign currency exchange rates reduced gross revenue by $83.9 million, compared with rates in the prior year period.
GAAP net loss was $116.4 million lower than the prior year period and diluted earnings per share was $3.34 lower primarily as a result of:

•	A loss on disposal of assets of $18.4 million (primarily consisting of impairment charges on aircraft of $16.9 million),

•
Accelerated depreciation expense of $15.5 million related to changes in the planned timing of exit and market value of certain aircraft model types from our fleet and $3.8 million of impairment charges on inventory,

•
An impairment of goodwill of $25.0 million (included in loss on impairment) related to our Bristow Norway reporting unit within our Europe Caspian region ($13.5 million) and Bristow Academy reporting unit within Corporate and other ($11.5 million),

•	Severance expense of $16.8 million related to separation programs across our global organization designed to reduce costs and increase efficiency,

•	Non-cash valuation allowances on deferred tax assets of $15.0 million, and

•	The decrease in operating revenue primarily driven by the oil and gas downturn.
Adjusted EBITDAR decreased 4.8% from the prior year period primarily related to reduced oil and gas revenue, partially offset by the benefits of U.K. SAR and fixed-wing revenue and cost reduction activities across the organization. Adjusted net income and adjusted diluted earnings per share were further impacted by increased rent expense of $38.0 million in the current year period.

LIQUIDITY AND CASH FLOW
Cash as of December 31, 2015 totaled $131.9 million compared to $104.1 million as of March 31, 2015. Our total liquidity, including cash on hand and availability on our revolving credit facility, was $299.3 million as of December 31, 2015 compared to $369.9 million as of March 31, 2015. We completed a $200 million two-year term loan facility in November 2015 which was primarily used for capital expenditures for aircraft of $165 million in the December 2015 quarter. Also, during the December 2015 quarter, we were able to defer new aircraft deliveries and related capital expenditures to better match anticipated client demand with the cash outlay for such aircraft.
“Our cost reductions and restructuring actions over the past 12 months are mitigating the impact of this very challenging business environment; and our diversification strategy is working as we anticipate that U.K. SAR and our fixed-wing business should represent over 25% of next fiscal year's operating revenue,” said L. Don Miller, Senior Vice President and Chief Financial Officer of Bristow Group.
“But, the oil and gas downturn is deeper and lasting longer than originally expected. Our commercial outlook for fiscal 2017 remains challenging and our access to almost $300 million of liquidity is critical to our prudent balance sheet management strategy. Our reduction in the quarterly dividend combined with capital reductions and deferrals are all designed to allow us to achieve free cash flow neutrality for the year.”
GUIDANCE
We are reaffirming our adjusted diluted earnings per share guidance for the full fiscal year 2016 of $1.80 to $2.40.
As a reminder, our adjusted diluted earnings per share guidance excludes the effect of special items and asset dispositions because their timing and amounts are more variable and less predictable.  Further, this guidance is based on foreign exchange rates as of December 31, 2015 and assumes the rates will remain unchanged from these levels. In providing this guidance, we have not included the impact of any changes in accounting standards or significant acquisitions and divestitures. Events or other circumstances that we do not currently anticipate or cannot predict, including changes in the market and industry and the impact of the temporary suspension of our operations of S-76C model medium aircraft in Nigeria, could result in earnings per share for fiscal year 2016 that are significantly above or below this guidance. Factors that could cause such changes are described below under the Forward-Looking Statements Disclosure and the Risk Factors in our quarterly report on Form 10-Q for the quarter ended December 31, 2015 and annual report on Form 10-K for the fiscal year ended March 31, 2015.
DIVIDEND
On February 4, 2016, our Board of Directors approved a dividend of $0.07 per share to be paid on March 15, 2016 to shareholders of record on March 1, 2016. Based on shares outstanding as of December 31, 2015, the total quarterly dividend payment will be approximately $2.4 million.
CONFERENCE CALL
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Tuesday, February 9, 2016 to review financial results for the fiscal year 2016 third quarter ended December 31, 2015. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:
Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com

•	Live: Click on the link for “Bristow Group Fiscal 2016 Third Quarter Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days
Via Telephone within the U.S.:

•	Live: Dial toll free 1-877-404-9648

•	Replay: A telephone replay will be available through February 23, 2016 and may be accessed by calling toll free 1-877-660-6853, passcode: 13627904#

Via Telephone outside the U.S.:

•	Live: Dial 1-412-902-0030

•	Replay: A telephone replay will be available through February 23, 2016 and may be accessed by calling 1-201-612-7415, passcode: 13627904#
ABOUT BRISTOW GROUP INC.
Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations. The Company has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad. For more information, visit the Company’s website at www.bristowgroup.com.
FORWARD-LOOKING STATEMENTS DISCLOSURE
Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings guidance, expected contract revenue, capital deployment strategy, operational and capital performance, expected cost management activities, expected capital expenditure deferrals, shareholder return, liquidity, market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Risks and uncertainties include without limitation: fluctuations in the demand for our services; fluctuations in worldwide prices of and supply and demand for oil and natural gas; fluctuations in levels of oil and natural gas production, exploration and development activities; the impact of competition; actions by clients and suppliers; the risk of reductions in spending on helicopter services by governmental agencies; changes in tax and other laws and regulations; changes in foreign exchange rates and controls; risks associated with international operations; operating risks inherent in our business, including the possibility of declining safety performance; general economic conditions including the capital and credit markets; our ability to obtain financing; the risk of grounding of segments of our fleet for extended periods of time or indefinitely; our ability to re-deploy our aircraft to regions with greater demand; our ability to acquire additional aircraft and dispose of older aircraft through sales into the aftermarket; the possibility that we do not achieve the anticipated benefit of our fleet investment program; availability of employees; and political instability, war or acts of terrorism in any of the countries where we operate. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2015 and annual report on Form 10-K for the fiscal year ended March 31, 2015. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2015	2014	2015	2014
Gross revenue:
Operating revenue from non-affiliates	$374,979	$408,388	$1,193,002	$1,242,462
Operating revenue from affiliates	20,178	21,930	61,277	65,649
Reimbursable revenue from non-affiliates	24,730	29,822	79,515	100,203
	419,887	460,140	1,333,794	1,408,314
Operating expense:
Direct cost	288,135	295,425	926,378	891,483
Reimbursable expense	23,380	28,549	76,242	94,466
Depreciation and amortization	32,320	23,625	106,853	77,164
General and administrative	59,513	72,531	174,302	194,687
	403,348	420,130	1,283,775	1,257,800

Loss on impairment	—	(3,805)	(27,713)	(7,167)
Loss on disposal of assets	(2,154)	(26,331)	(23,856)	(25,594)
Earnings from unconsolidated affiliates, net of losses	7,692	(958)	(1,372)	419
Operating income (loss)	22,077	8,916	(2,922)	118,172

Interest expense, net	(9,536)	(6,976)	(24,384)	(21,675)
Gain on sale of unconsolidated affiliate	—	3,921	—	3,921
Other income (expense), net	650	(5,223)	(6,935)	(9,143)
Income (loss) before provision for income taxes	13,191	638	(34,241)	91,275
Provision for income taxes	(9,623)	(567)	(9,500)	(18,376)
Net income (loss)	3,568	71	(43,741)	72,899
Net income attributable to noncontrolling interests	(366)	(1,039)	(3,446)	(3,676)
Net income (loss) attributable to Bristow Group	3,202	(968)	(47,187)	69,223
Accretion of redeemable noncontrolling interest	—	—	(1,498)	—
Net income (loss) attributable to common stockholders	$3,202	$(968)	$(48,685)	$69,223

Earnings (loss) per common share:
Basic	$0.09	$(0.03)	$(1.40)	$1.96
Diluted	$0.09	$(0.03)	$(1.40)	$1.94

Non-GAAP measures:
Adjusted operating income	$36,622	$43,564	$92,132	$161,303
Adjusted operating margin	9.3%	10.1%	7.3%	12.3%
Adjusted EBITDAR	$116,907	$109,056	$330,718	$347,494
Adjusted EBITDAR margin	29.6%	25.3%	26.4%	26.6%
Adjusted net income	$23,533	$24,719	$47,196	$102,159
Adjusted diluted earnings per share	$0.67	$0.70	$1.34	$2.87

BRISTOW GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2015	March 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$131,908	$104,146
Accounts receivable from non-affiliates	225,665	250,610
Accounts receivable from affiliates	6,110	8,008
Inventories	146,590	147,169
Assets held for sale	52,916	57,827
Prepaid expenses and other current assets	48,691	70,091
Total current assets	611,880	637,851
Investment in unconsolidated affiliates	203,983	216,376
Property and equipment – at cost:
Land and buildings	246,667	171,959
Aircraft and equipment	2,589,856	2,493,869
	2,836,523	2,665,828
Less – Accumulated depreciation and amortization	(521,627)	(508,727)
	2,314,896	2,157,101
Goodwill	52,530	75,628
Other assets	168,800	143,764
Total assets	$3,352,089	$3,230,720
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$79,951	$84,193
Accrued wages, benefits and related taxes	61,489	81,648
Income taxes payable	18,825	7,926
Other accrued taxes	8,805	13,335
Deferred revenue	26,259	36,784
Accrued maintenance and repairs	24,734	23,316
Accrued interest	5,574	12,831
Other accrued liabilities	47,686	48,667
Deferred taxes	14,302	17,704
Short-term borrowings and current maturities of long-term debt	47,243	18,730
Contingent consideration	29,021	33,938
Deferred sale leaseback advance	—	55,934
Total current liabilities	363,889	435,006
Long-term debt, less current maturities	1,175,760	845,692
Accrued pension liabilities	82,620	99,576
Other liabilities and deferred credits	33,151	39,782
Deferred taxes	131,899	165,655
Redeemable noncontrolling interests	24,874	26,223
Stockholders’ investment:
Common stock	377	376
Additional paid-in capital	794,676	781,837
Retained earnings	1,199,977	1,284,442
Accumulated other comprehensive loss	(278,344)	(270,329)
Treasury shares	(184,796)	(184,796)
Total Bristow Group stockholders’ investment	1,531,890	1,611,530
Noncontrolling interests	8,006	7,256
Total stockholders’ investment	1,539,896	1,618,786
Total liabilities, redeemable non controlling interests and stockholders’ investment	$3,352,089	$3,230,720

BRISTOW GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended December 31,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(43,741)	$72,899
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	106,853	77,164
Deferred income taxes	(37,628)	(7,875)
Write-off of deferred financing fees	—	660
Discount amortization on long-term debt	973	3,212
Loss on disposal of assets	23,856	25,594
Gain on sale of unconsolidated affiliate	—	(3,921)
Loss on impairment	27,713	7,167
Stock-based compensation	16,641	13,651
Equity in earnings from unconsolidated affiliates less than dividends received	2,227	4,196
Tax benefit related to stock-based compensation	(44)	(1,642)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	31,858	(11,350)
Inventories	(5,555)	(15,578)
Prepaid expenses and other assets	(2,645)	(13,354)
Accounts payable	(2,527)	19,353
Accrued liabilities	(46,289)	4,547
Other liabilities and deferred credits	(16,008)	(12,313)
Net cash provided by operating activities	55,684	162,410
Cash flows from investing activities:
Capital expenditures	(343,365)	(499,285)
Proceeds from asset dispositions	19,152	404,361
Proceeds from sale of unconsolidated affiliate	—	4,185
Net cash used in investing activities	(324,213)	(90,739)
Cash flows from financing activities:
Proceeds from borrowings	910,421	347,860
Repayment of debt	(567,121)	(373,169)
Partial prepayment of put/call obligation	(42)	(46)
Acquisition of noncontrolling interest	(7,311)	(3,170)
Dividends paid to noncontrolling interest	(153)	—
Payment of contingent consideration	(8,000)	—
Repurchase of common stock	—	(80,831)
Common stock dividends paid	(35,627)	(33,935)
Issuance of common stock	—	2,217
Tax benefit related to stock-based compensation	44	1,642
Net cash provided by (used in) financing activities	292,211	(139,432)
Effect of exchange rate changes on cash and cash equivalents	4,080	(15,214)
Net increase (decrease) in cash and cash equivalents	27,762	(82,975)
Cash and cash equivalents at beginning of period	104,146	204,341
Cash and cash equivalents at end of period	$131,908	$121,366

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2015	2014	2015	2014
Flight hours (excluding Bristow Academy and unconsolidated affiliates):
Europe Caspian	21,991	23,496	69,627	72,016
Africa	8,332	11,004	27,190	32,917
Americas	9,157	14,383	29,584	42,181
Asia Pacific	7,916	4,150	24,613	11,404
Consolidated	47,396	53,033	151,014	158,518
Operating revenue:
Europe Caspian	$192,400	$195,617	$603,397	$613,216
Africa	61,786	86,330	202,885	255,665
Americas	72,068	88,286	225,283	266,137
Asia Pacific	67,402	59,212	214,177	168,714
Corporate and other	3,609	1,942	18,542	20,142
Intra-region eliminations	(2,108)	(1,069)	(10,005)	(15,763)
Consolidated	$395,157	$430,318	$1,254,279	$1,308,111
Operating income (loss):
Europe Caspian	$26,986	$28,550	$56,243	$111,372
Africa	4,377	26,379	24,903	63,672
Americas	22,797	19,774	30,283	59,998
Asia Pacific	458	5,264	4,783	11,055
Corporate and other	(30,387)	(44,720)	(95,278)	(102,331)
Loss on disposal of assets	(2,154)	(26,331)	(23,856)	(25,594)
Consolidated	$22,077	$8,916	$(2,922)	$118,172
Operating margin:
Europe Caspian	14.0%	14.6%	9.3%	18.2%
Africa	7.1%	30.6%	12.3%	24.9%
Americas	31.6%	22.4%	13.4%	22.5%
Asia Pacific	0.7%	8.9%	2.2%	6.6%
Consolidated	5.6%	2.1%	(0.2)%	9.0%
Adjusted EBITDAR:
Europe Caspian	$66,062	$64,107	$198,621	$205,357
Africa	18,162	29,785	60,877	77,680
Americas	35,908	33,233	76,645	101,113
Asia Pacific	16,599	14,511	49,994	39,839
Corporate and other	(19,824)	(32,580)	(55,419)	(76,495)
Consolidated	$116,907	$109,056	$330,718	$347,494
Adjusted EBITDAR margin:
Europe Caspian	34.3%	32.8%	32.9%	33.5%
Africa	29.4%	34.5%	30.0%	30.4%
Americas	49.8%	37.6%	34.0%	38.0%
Asia Pacific	24.6%	24.5%	23.3%	23.6%
Consolidated	29.6%	25.3%	26.4%	26.6%

BRISTOW GROUP INC. AND SUBSIDIARIES
AIRCRAFT COUNT
As of December 31, 2015
(Unaudited)

		Aircraft in Consolidated Fleet
	Percentage of Current Period Operating Revenue	Helicopters
		Small	Medium	Large	Training	Fixed Wing (1)		Unconsolidated Affiliates (4)
							Total (2)(3)		Total
Europe Caspian	48%	—	14	70	—	28	112	—	112
Africa	16%	14	28	5	—	5	52	45	97
Americas	18%	19	44	18	—	—	81	79	160
Asia Pacific	17%	2	9	23	—	13	47	—	47
Corporate and other	1%	—	—	—	68	—	68	—	68
Total	100%	35	95	116	68	46	360	124	484
Aircraft not currently in fleet: (5)
On order		—	10	27	—	—	37
Under option		—	7	9	—	—	16
_________

(1)
Includes 30 fixed wing aircraft operated by Eastern Airways which are included in the Europe Caspian and Africa regions and 13 fixed wing aircraft operated by Airnorth which are included in the Asia Pacific region.

(2)	Includes 31 aircraft held for sale and 115 leased aircraft as follows:

	Held for Sale Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe Caspian	—	1	—	—	—	1
Africa	5	4	—	—	1	10
Americas	—	7	—	—	—	7
Asia Pacific	—	—	2	—	—	2
Corporate and other	—	—	—	11	—	11
Total	5	12	2	11	1	31

	Leased Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe Caspian	—	5	37	—	11	53
Africa	—	1	2	—	2	5
Americas	1	10	5	—	—	16
Asia Pacific	2	2	8	—	4	16
Corporate and other	—	—	—	25	—	25
Total	3	18	52	25	17	115

(3)	The average age of our fleet, excluding fixed wing and training aircraft, was approximately nine years as of December 31, 2015.

(4)
The 124 aircraft operated by our unconsolidated affiliates do not include those aircraft leased from us. Includes 53 helicopters (primarily medium) and 26 fixed wing aircraft owned and managed by Líder, our unconsolidated affiliate in Brazil, which is included in our Other International business unit.

(5)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

BRISTOW GROUP INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent registered public accounting firm. These financial measures are therefore considered non-GAAP financial measures. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three months ended		Nine months ended
	December 31,		December 31,
	2015	2014	2015	2014
	(In thousands, except per share amounts)
Adjusted operating income	$36,622	$43,564	$92,132	$161,303
Loss on disposal of assets	(2,154)	(26,331)	(23,856)	(25,594)
Special items	(12,391)	(8,317)	(71,198)	(17,537)
Operating income (loss)	$22,077	$8,916	$(2,922)	$118,172

Adjusted EBITDAR	$116,907	$109,056	$330,718	$347,494
Loss on disposal of assets	(2,154)	(26,331)	(23,856)	(25,594)
Special items	(7,348)	(5,086)	(48,752)	(16,207)
Depreciation and amortization	(32,320)	(23,625)	(106,853)	(77,164)
Rent expense	(52,177)	(46,282)	(160,495)	(114,839)
Interest expense	(9,717)	(7,094)	(25,003)	(22,415)
Provision for income taxes	(9,623)	(567)	(9,500)	(18,376)
Net income (loss)	$3,568	$71	$(43,741)	$72,899

Adjusted provision for income tax	$(3,837)	$(6,520)	$(10,171)	$(27,901)
Tax benefit on loss on disposal of asset	496	5,298	5,487	5,153
Tax (expense) benefit on special items	(6,282)	655	(4,816)	4,372
Provision for income tax	$(9,623)	$(567)	$(9,500)	$(18,376)

Adjusted effective tax rate (1)	13.8%	20.2%	16.7%	20.9%
Effective tax rate (1)	73.0%	88.9%	(27.7)%	20.1%

Adjusted net income	$23,533	$24,719	$47,196	$102,159
Loss on disposal of assets	(1,658)	(21,033)	(18,369)	(20,441)
Special items	(18,673)	(4,654)	(76,014)	(12,495)
Net income (loss) attributable to Bristow Group	$3,202	$(968)	$(47,187)	$69,223

Adjusted diluted earnings per share	$0.67	$0.70	$1.34	$2.87
Loss on disposal of assets	(0.05)	(0.60)	(0.52)	(0.57)
Special items	(0.53)	(0.13)	(2.20)	(0.35)
Diluted earnings (loss) per share	0.09	(0.03)	(1.40)	1.94
_________

(1)	Effective tax rate is calculated by dividing income tax expense by pretax net income. Adjusted effective tax rate is calculated by dividing adjusted income tax expense by adjusted pretax net income.

	Three Months Ended December 31, 2015
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Severance costs (1)	$(7,348)	$(7,348)	$(5,370)	$(0.15)
Additional depreciation expense resulting from fleet changes (2)	(5,043)	—	(3,774)	(0.11)
Tax valuation allowance (3)	—	—	(9,529)	(0.27)
Total special items	$(12,391)	$(7,348)	$(18,673)	(0.53)

	Three Months Ended December 31, 2014
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Gain on sale of unconsolidated affiliate (4)	$—	$3,921	$2,549	$0.07
Impairment of inventories (5)	(3,805)	(3,805)	(3,044)	(0.09)
Repurchase of 6 ¼% Senior Notes (6)	—	(690)	(594)	(0.02)
Accounting correction (7)	(5,325)	(5,325)	(4,207)	(0.12)
Accrued maintenance cost reversal (8)	813	813	642	0.02
Total special items	$(8,317)	$(5,086)	$(4,654)	(0.13)

	Nine Months Ended December 31, 2015
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Severance costs (1)	$(21,039)	$(21,039)	$(16,758)	$(0.47)
Additional depreciation expense resulting from fleet changes (2)	(22,446)	—	(15,532)	(0.44)
Impairment of inventories (5)	(5,439)	(5,439)	(3,764)	(0.11)
Goodwill impairment (9)	(22,274)	(22,274)	(24,996)	(0.71)
Tax valuation allowance (3)	—	—	(14,964)	(0.42)
Accretion of redeemable noncontrolling interests (10)	—	—	—	(0.04)
Total special items	$(71,198)	$(48,752)	$(76,014)	(2.20)

	Nine Months Ended December 31, 2014
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Gain on sale of unconsolidated affiliate (4)	$—	$3,921	$2,549	$0.07
North America restructuring (11)	(1,611)	(1,611)	(1,047)	(0.03)
CEO succession (12)	(5,501)	(5,501)	(3,576)	(0.10)
Impairment of inventories (5)	(7,167)	(7,167)	(5,734)	(0.16)
Repurchase of 6 ¼% Senior Notes (6)	—	(2,591)	(2,113)	(0.06)
Accounting correction (7)	(4,071)	(4,071)	(3,216)	(0.09)
Accrued maintenance cost reversal (8)	813	813	642	0.02
Total special items	$(17,537)	$(16,207)	$(12,495)	(0.35)

_________

(1)	Relates to severance expense included in direct costs and general and administrative expense from our voluntary and involuntary separation programs.

(2)	Relates to additional depreciation expense due to fleet changes.

(3)	Relates to the valuation of deferred tax assets.

(4)	Relates to a gain resulting from the sale of our 50% interest in HCA.

(5)	Relates to increase in inventory allowance as a result of our review of excess inventory on aircraft model types we ceased ownership of or classified all or a significant portion of as held for sale.

(6)	Relates to premium and fees associated with the repurchase of some of our 6 ¼% Senior Notes due 2022.

(7)	Relates to an accounting correction that impacted income by $4.2 million and $3.2 million for the three and nine months ended December 31, 2014, respectively.

(8)	Relates to the reversal maintenance costs associated with a prior obligation to repair certain aircraft in our fleet we ultimately did not incur.

(9)	Relates to an impairment of goodwill of our Bristow Norway reporting unit within our Europe Caspian region and Bristow Academy reporting unit within Corporate and other.

(10)
Relates to the accounting for changes in the redeemable value of put arrangements whereby the noncontrolling interest holders in Airnorth and Eastern Airways may require us to redeem the remaining shares in these companies.  This change does not impact net earnings (loss), but rather is accounted for as a reduction of earnings (loss) available to common shareholders in the calculation of diluted earnings (loss) per share.

(11)	Relates to a charges associated with the restructuring of our North America operations and planned closure of our Alaska operations which related primarily to employee severance and retention costs.

(12)	Relates to CEO succession cost.

# # #